Exhibit 10.04b
MONRO MUFFLER BRAKE, INC.
RETIREMENT PLAN
Amendment No. 2 to GUST Restatement
Pursuant to Section 11.1, the Company hereby amends the Plan as follows:
I.	EGTRRA
     The Company hereby amends the Plan to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”). These amendments are intended as good faith compliance with the requirements of EGTRRA and are to be construed in accordance with EGTRRA and guidance issued thereunder. Notwithstanding other provisions of the Plan to the contrary, effective January 1, 2002 (unless otherwise specified) the changes noted below shall apply. These amendments shall supersede other provisions of the Plan to the extent those provisions are inconsistent with these amendments.
1.1	Direct Rollovers of Plan Distributions
     Section 1.17 of the Plan is deleted in its entirety and replaced with the following new provision:
1.17 “Eligible Retirement Plan” means a plan described in Section 5.9(b)(ii) of the Plan.
     Section 5.9(b)(ii) of the Plan is deleted in its entirety and replaced with the following new provision:
(ii) An “Eligible Retirement Plan” is an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), and annuity plan described in Code Section 403(a), or a Plan described in Sections 401(a), 403(b), or 457(b) of the Code that accepts the Distributee’s Eligible Rollover Distribution.
1.2	Modification of Top-Heavy Provisions
     Section 14 of the Plan is amended by adding to the end thereof the following new Section 14.3:
14.3 Modification of Top-Heavy Provisions for EGTRRA
a. Determination of top-heavy status.
     1. Key Employee. Key Employee means any Employee or former Employee (including any deceased Employee) who at any time during the Plan Year that includes the determination date was an officer of the Company having annual compensation greater than $130,000 (as adjusted under section 416(1) of the Code for Plan Years beginning after December 31, 2002), a 5-percent owner of the Company, or a 1-percent owner of the Company having annual compensation of more than $150,000. For this purpose, annual compensation means compensation within the meaning of section 415(c)(3) of the Code. The determination of who is a Key Employee will be made in accordance with section 416(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

     2. Determination of present values and amounts. This Section shall apply for purposes of determining the present values of accrued benefits of Employees as of the determination date.
     3. Distributions during year ending on the determination date. The present values of accrued benefits of an Employee as of the determination date shall be increased by the distributions made with respect to the Employee under the Plan and any plan aggregated with the Plan under section 416(g)(2) of the Code during the 1-year period ending on the determination date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting “5-year period” for “1-year period.”
     4. Employees not performing services during year ending on the determination date. The accrued benefits of any individual who has not performed services for the Company during the 1-year period ending on the determination date shall not be taken into account.
b. Minimum benefits. For purposes of satisfying the minimum benefit requirements of section 416(c)(1) of the Code and the Plan, in determining years of service with the Company, any service with the Company shall be disregarded to the extent that such service occurs during a Plan Year when the Plan benefits (within the meaning of section 410(b) of the Code) no Key Employee or former Key Employee.
II.	Minimum Required Distributions
     The following new Section 5.10 shall be added to the Plan:
5.10 Minimum Required Distributions
Subsection 1. General Rules
1.1. Effective Date. The provisions of this Section will apply for purposes of determining required minimum distributions beginning January 1, 2003.
1.2. Precedence. The requirements of this Section 5.10 will take precedence over any inconsistent provisions elsewhere in the Plan.
1.3. Requirements of Treasury Regulations Incorporated. All distributions required under this Section will be determined and made in accordance with the Treasury regulations under section 401(a)(9) of the Internal Revenue Code.
1.4. TEFRA Section 242(b)(2) Elections. Notwithstanding the other provisions of this Section, other than subsection 1.3, distributions may be made under a designation made before January 1, 1984, in accordance with section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (TEFRA) and the provisions of the Plan that relate to section 242(b)(2) of TEFRA
Subsection 2. Time and Manner of Distribution.
2.1. Required Beginning Date. A Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s required beginning date.
2.2. Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant’s entire interest will be distributed, or begin to be distributed, no later than as follows:
     (a) If the Participant’s surviving spouse is the Participant’s sole designated Beneficiary, distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70 1/2, if later.

     (b) If the Participant’s surviving spouse is not the Participant’s sole designated Beneficiary, distributions to the designated Beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.
     (c) If there is no designated Beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.
     (d) If the Participant’s surviving spouse is the Participant’s sole designated Beneficiary and the surviving spouse dies after the Participant but before distributions to the surviving spouse begin, this subsection 2.2, other than subsection 2.2(a), will apply as if the surviving spouse were the Participant.
For purposes of this subsection 2.2 and subsection 5, distributions are considered to begin on the Participant’s required beginning date (or, if subsection 2.2(d) applies, the date distributions are required to begin to the surviving spouse under subsection 2.2(a)). If annuity payments irrevocably commence to the Participant before the Participant’s required beginning date (or to the Participant’s surviving spouse before the date distributions are required to begin to the surviving spouse under subsection 2.2(a)), the date distributions are considered to begin is the date distributions actually commence.
2.3. Form of Distribution. Unless the Participant’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the required beginning date, as of the first distribution calendar year distributions will be made in accordance with subsections 3, 4 and 5 of this Section. If the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of section 401(a)(9) of the Code and the Treasury regulations. Any part of the Participant’s interest which is in the form of an individual account described in section 414(k) of the Code will be distributed in a manner satisfying the requirements of section 401(a)(9) of the Code and the Treasury regulations that apply to individual accounts.
Subsection 3. Determination of Amount to be Distributed Each Year.
3.1. General Annuity Requirements. If the Participant’s interest is paid in the form of annuity distributions under the Plan, payments under the annuity will satisfy the following requirements:
     (a) the annuity distributions will be paid in periodic payments made at intervals not longer than one year;
     (b) the distribution period will be over a life (or lives) or over a period certain not longer than the period described in subsection 4 or 5;
     (c) once payments have begun over a period certain, the period certain will not be changed even if the period certain is shorter than the maximum permitted;
     (d) payments will either be non-increasing or increase only as follows:
     (1) by an annual percentage increase that does not exceed the annual percentage increase in a cost-of-living index that is based on prices of all items and issued by the Bureau of Labor Statistics;
     (2) to the extent of the reduction in the amount of the Participant’s payments to provide for a survivor benefit upon death, but only if the Beneficiary whose life was being used to determine the distribution period described in subsection 4 dies or is no longer the Participant’s Beneficiary pursuant to a qualified domestic relations order within the meaning of section 414(p);
     (3) to provide cash refunds of employee contributions upon the Participant’s death; or

     (4) to pay increased benefits that result from a Plan amendment.
3.2. Amount Required to be Distributed by Required Beginning Date. The amount that must be distributed on or before the Participant’s required beginning date (or, if the Participant dies before distributions begin, the date distributions are required to begin under subsection 2.2(a) or (b)) is the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval even if that payment interval ends in the next calendar year. Payment intervals are the periods for which payments are received, e.g., bi-monthly, monthly, semi-annually, or annually. All of the Participant’s benefit accruals as of the last day of the first distribution calendar year will be included in the calculation of the amount of the annuity payments for payment intervals ending on or after the Participant’s required beginning date.
3.3. Additional Accruals After First Distribution Calendar Year. Any additional benefits accruing to the Participant in a calendar year after the first distribution calendar year will be distributed beginning with the first payment interval ending in the calendar year immediately following the calendar year in which such amount accrues.
Subsection 4. Requirements For Annuity Distributions That Commence During Participant’s Lifetime.
4.1. Joint Life Annuities Where the Beneficiary Is Not the Participant’s Spouse. If the Participant’s interest is being distributed in the form of a joint and survivor annuity for the joint lives of the Participant and a nonspouse Beneficiary, annuity payments to be made on or after the Participant’s required beginning date to the designated Beneficiary after the Participant’s death must not at any time exceed the applicable percentage of the annuity payment for such period that would have been payable to the Participant using the table set forth in Q&A-2 of section 1.401 (a)(9)-6T of the Treasury regulations. If the form of distribution combines a joint and survivor annuity for the joint lives of the Participant and a nonspouse Beneficiary and a period certain annuity, the requirement in the preceding sentence will apply to annuity payments to be made to the designated Beneficiary after the expiration of the period certain.
4.2. Period Certain Annuities. Unless the Participant’s spouse is the sole designated Beneficiary and the form of distribution is a period certain and no life annuity, the period certain for an annuity distribution commencing during the Participant’s lifetime may not exceed the applicable distribution period for the Participant under the Uniform Lifetime Table set forth in section 1.401(a)(9)-9 of the Treasury regulations for the calendar year that contains the annuity starting date. If the annuity starting date precedes the year in which the Participant reaches age 70, the applicable distribution period for the Participant is the distribution period for age 70 under the Uniform Lifetime Table set forth in section 1.401(a)(9)-9 of the Treasury regulations plus the excess of 70 over the age of the Participant as of the Participant’s birthday in the year that contains the annuity starting date. If the Participant’s spouse is the Participant’s sole designated Beneficiary and the form of distribution is a period certain and no life annuity, the period certain may not exceed the longer of the Participant’s applicable distribution period, as determined under this subsection 4.2, or the joint life and last survivor expectancy of the Participant and the Participant’s spouse as determined under the Joint and Last Survivor Table set forth in section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s and spouse’s attained ages as of the Participant’s and spouse’s birthdays in the calendar year that contains the annuity starting date.
Subsection 5. Requirements For Minimum Distributions Where Participant Dies Before Date Distributions Begin.
5.1. Participant Survived by Designated Beneficiary. If the Participant dies before the date distribution of his or her interest begins and there is a designated Beneficiary, the Participant’s entire interest will be distributed, beginning no later than the time described in subsection 2.2(a) or (b), over the life of the designated Beneficiary or over a period certain not exceeding:
     (a) unless the annuity starting date is before the first distribution calendar year, the life expectancy of the designated Beneficiary determined using the Beneficiary’s age as of the Beneficiary’s birthday in the calendar year immediately following the calendar year of the Participant’s death; or

     (b) if the annuity starting date is before the first distribution calendar year, the life expectancy of the designated Beneficiary determined using the Beneficiary’s age as of the Beneficiary’s birthday in the calendar year that contains the annuity starting date.
5.2. No Designated Beneficiary. If the Participant dies before the date distributions begin and there is no designated Beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.
5.3. Death of Surviving Spouse Before Distributions to Surviving Spouse Begin. If the Participant dies before the date distribution of his or her interest begins, the Participant’s surviving spouse is the Participant’s sole designated Beneficiary, and the surviving spouse dies before distributions to the surviving spouse begin, this subsection 5 will apply as if the surviving spouse were the Participant, except that the time by which distributions must begin will be determined without regard to subsection 2.2(a).
Subsection 6. Definitions.
6.1. Designated Beneficiary. The individual who is designated as the Beneficiary under the Plan and is the designated Beneficiary under section 401(a)(9) of the Internal Revenue Code and section 1.401(a)(9)-1, Q&A-4, of the Treasury regulations.
6.2. Distribution Calendar Year. A calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Participant’s required beginning date. For distributions beginning after the Participant’s death, the first distribution calendar year is the calendar year in which distributions are required to begin pursuant to subsection 2.2.
6.3. Life Expectancy. Life expectancy as computed by use of the Single Life Table in section 1.401(a)(9)-9 of the Treasury regulations.
6.4. Required Beginning Date. The date specified in Section 5.2(d) of the Plan.
III.	Applicable Interest Rate and Applicable Mortality Table

Exhibit B is replaced with the new Exhibit B attached hereto.
     IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Plan amendment on its behalf this 2nd day of December, 2002.

MONRO MUFFLER BRAKE, INC.
By:	/s/ Catherine D’Amico
Title: Executive Vice President — Chief Financial Officer

EXHIBIT B
CALCULATION OF LUMP SUMS
Mortality:
     The “applicable mortality table” prescribed in Code section 417(e)(3)(A), as amended.
     Interest:
The “applicable interest rate” prescribed in Code section 417(e)(3)(A), as amended, for the month of February preceding the Plan Year of the distribution. For purposes of these assumptions, February shall be the “lookback month” and the Plan Year shall be the “stability period” as defined under Treasury Regulations §1.417(e)-(1).